UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K
                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): February 20, 2002


                     Blue Star Coffee, Inc.
       (Exact name of Registrant as specified in charter)


       Nevada              000-32745            88-0471353
  (State of Other         (Commission          (IRS Employer
    Jurisdiction         File Number)       Identification No.)
 of Incorporation)


1506 N. Clinton St., Santa Ana, California             92703
(Address of Principal Executive Offices)             (Zip Code)


Registrant's telephone number, including area code: (714) 265-3920


       500 North Rainbow, Suite 300, Las Vegas, NV 89107
 (Former Name or Former Address, if Changed Since Last Report)







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Item 1.   Changes in Control of Registrant

     On February 20, 2002, Blue Star Coffee, Inc. (the "Company" or "BSCF") executed a Common Stock Purchase Agreement (the "Agreement") with Consumer Capital Holdings, Inc., a Nevada corporation ("CCH") involving a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

     BSCF and/or its designee(s) exchanged an aggregate of 19,093,863 newly issued and 1,864,122 previously issued and outstanding BSCF shares of common stock (the "BSCF Shares") for an aggregate of 12,989,000 issued and outstanding shares of common stock of CCH (the "CCH Shares"). The shares exchanged in this transaction shall be restricted securities as that term is defined in Paragraph (a)(3) of Rule 144, under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, an aggregate of 23,286,650 BSCF Shares shall then be issued and outstanding.

     As a result of the foregoing, and the matters ratified and approved by greater than a 50.1% majority of the stockholders of BSCF at a Special Meeting of Shareholders the post Closing capitalization of the BSCF Shares is anticipated to be as follows:

Authorized:    60,000,000  shares  of  par  value  $0.001 common stock

                               Shares              Percentage
                             -----------------------------------------
Owned by CCH shareholders:    20,957,985            90.00%
Owned by BSCF shareholders:   2,328,665             10.00%
Total Issued and Outstanding: 23,286,650            100.00%


     The Agreement contains the basic terms and conditions set forth herein together with such other representations, warranties, covenants, terms, indemnities and conditions as would be usual and customary for a transaction of this nature and which are mutually agreeable to the parties. In addition, the
Agreement shall be subject to review authorization by the appropriate state and federal regulatory bodies.

     Within 30 days after the Closing Date, BSCF shall tender to CCH the resignation of each of the officers and directors of BSCF effective seriatim on that date, with such vacancies filled by the nominees of CCH.


Item 7(c). Exhibits

     99.1 Stock Purchase Agreement executed February 20, 2002



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                           SIGNATURES

     Pursuant  to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 4, 2002

Blue Star Coffee, Inc.

By: /s/ Michael A. Barron
    ---------------------
    Michael A. Barron, President and Director














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